Exhibit (a)(1)(D)
BUILDERS FIRSTSOURCE, INC.
NOTICE OF WITHDRAWAL
INSTRUCTIONS
If you previously elected to accept the offer by Builders FirstSource, Inc. to exchange your outstanding Eligible Option Grants for New Option Grants, subject to the terms and conditions set forth in the exchange offer, dated April 23, 2008, and you would like to change your election and withdraw the tender of your Eligible Option Grants, you must complete and sign this Notice of Withdrawal and return it to Builders FirstSource, Inc. so that we receive it before the Expiration Date, which we expect will be 5:00 p.m., Eastern Time, on May 22, 2008 (or a later Expiration Date if we extend the offer).
Once the Notice of Withdrawal is signed and complete, please return it to Builders FirstSource by one of the following means:
By Mail or Courier:
Builders FirstSource, Inc.
Attention: Jeff Wier
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
By Facsimile:
Builders FirstSource, Inc.
Attention: Jeff Wier
Facsimile: (214) 880-3577
By Hand or Interoffice Mail:
Attention: Jeff Wier
By E-mail:
jeff.wier@bldr.com
The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered Eligible Option Grants will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Optionholder, your previously tendered Eligible Option Grants will be cancelled and exchanged pursuant to the exchange offer.
If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on this Notice of Withdrawal and proper evidence of the authority of such person to act in such capacity must be provided with your Notice of Withdrawal.
If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before the Expiration Date, which we expect will be 5:00 p.m., Eastern Time, on May 22, 2008 (or a later Expiration Date if we extend the offer), please contact Jeff Wier, by hand, by interoffice mail, by facsimile to (214) 880-3577, by regular or overnight mail to Builders FirstSource, Inc., Attention: Jeff Wier, 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, or by e-mail to jeff.wier@bldr.com.
DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO WITHDRAW YOUR PREVIOUS TENDER OF ELIGIBLE OPTION GRANTS.

NOTICE OF WITHDRAWAL
To:	Builders FirstSource, Inc. Attention: Jeff Wier 2001 Bryan Street, Suite 1600 Dallas, Texas, 75201 Facsimile: (214) 880-3577 Email: jeff.wier@bldr.com
I previously received a copy of the exchange offer, dated April 23, 2008, and the Election Form. I signed and returned the Election Form, in which I elected to tender all of my Eligible Option Grants. I understand that, by signing this Notice of Withdrawal and delivering it to Builders FirstSource, I withdraw my acceptance of the exchange offer and reject the exchange offer. By rejecting the exchange offer, I understand that I will not receive any New Option Grants in exchange for my Eligible Option Grants and I will retain those option grants with their existing term, exercise price, vesting schedule, and other terms and conditions. I agree that Builders FirstSource has made no representations or warranties to me regarding my rejection of the exchange offer. The withdrawal of my Eligible Option Grants is at my own discretion. I agree that Builders FirstSource, Inc. will not be liable for any costs, taxes, losses, or damages I may incur as a result of my decision to withdraw my Eligible Option Grants.
I elect to withdraw my Eligible Option Grants that I previously chose to exchange pursuant to the exchange offer. Therefore, I have completed and signed this Notice of Withdrawal.

Date:

Signature of Eligible Optionholder

Print Name of Eligible Optionholder